Exhibit 10.1

October 2, 2006 Agreement with Gold Seek LLC for promotion and investor relations services

Contract Proposal

Timberline Resources Corp. & Peter Spina, Silver Seek LLC

Term: 1- year

- An option to purchase 75,000 common shares of Timberline Resources Corp., at US $0.80 per share. Expiry **October 2, 2008**
- $1,000/month

Promotion / Investor Relations Work:

- 10% Premier & 10% Skyscraper banner rotation on SilverSeek.com
- Stock Profile – SilverSeek.com
- Resource Directory Listing on GoldSeek.com
- Banner design work
- One quarterly Update by Peter Spina on SilverSeek.com, which may include:
    - Interview with the company
    - Corporate Profile
    - Stock Report
- Featured Stock News (silverseek.com)

10/2/06

Peter Spina
Owner, Gold Seek LLC
8420 S. Continental Divide Rd.
Suite 221
Littleton, Co. 80127

Acknowledged and agreed to this 2nd day of October, 2006.

John Swallow – President, Director of Timberline Resources Corp.